Exhibit 99.1

VSE Corporation Announces Fourth Quarter and Full-Year 2019 Results

ALEXANDRIA, VA, February 27, 2020 - VSE Corporation (NASDAQ: VSEC, “VSE”, or the “Company”), a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets in the public and private sectors, today announced results for the fourth quarter and full-year 2019.

FOURTH QUARTER 2019 HIGHLIGHTS AS COMPARED TO THE FOURTH QUARTER 2018

▪	Total Revenues of $195.3 million increased +7.9%

▪	Total Net Income of $10.0 million increased +8.1%

▪	Total Adjusted EBITDA of $23.1 million increased +15.9%

▪	EPS (Diluted) of $0.90 per share increased +7.1%

FULL-YEAR 2019 HIGHLIGHTS AS COMPARED TO FULL-YEAR 2018

▪	Total Revenues of $752.6 million increased +7.9%

▪	Total Net Income of $37.0 million increased +5.5%

▪	Total Adjusted EBITDA of $91.0 million increased +16.2%

▪	EPS (Diluted) of $3.35 per share increased +4.4%

For the three months ended December 31, 2019, the Company reported total revenue of $195.3 million, versus $181.0 million for the same period ended 2018. VSE reported net income of $10.0 million, or $0.90 per diluted share, compared to $9.2 million, or $0.84 per diluted share, in the fourth quarter 2018. Adjusted EBITDA increased to $23.1 million in fourth quarter 2019, versus $19.9 million for the same period ended 2018.

During the fourth quarter, growth in Aviation and Supply Chain Management Group revenue offset a decline in Federal Services Group revenue. Aviation Group revenue increased more than 54% on a year-over-year basis, due to contributions from the 1St Choice Aerospace acquisition completed in January 2019, together with organic growth in core existing business lines. Excluding contributions from the 1st Choice Aerospace acquisition, Aviation Group revenue increased organically more than 11% in the full-year 2019, when compared to the prior-year, driven by increased global distribution sales. Supply Chain Management Group revenue increased 2% on a year-over-year basis in the fourth quarter, as an increase in vehicle parts sales to commercial customers offset an anticipated decline in demand related to the Company’s managed inventory program with the United States Postal Service (“USPS”). Federal Services Group revenue declined 7% on a year-over-year basis, due to anticipated reduced demand for services on a U.S. Navy program.

MANAGEMENT COMMENTARY

“Our full-year performance reflects stable year-over-year growth in revenue, margin capture and profitability,” stated John Cuomo, President and CEO of VSE Corporation. “Early into my tenure as CEO, we’ve taken action to narrow the strategic focus of our business, while targeting higher-margin growth opportunities where we have a unique and differentiated value proposition supported by well-defined, sustainable competitive advantages. These actions are translating into increased focus on expanding organic market share in both new and existing channels, while realizing improved cost synergies throughout the organization.”

“Within our Aviation Group, we recently closed the divestiture of our Prime Turbines subsidiary, a move that will position us to focus on higher-growth component/accessory repair and parts distribution opportunities that serve the global commercial and general aviation markets,” continued Cuomo. “Our Supply Chain Management Group continues to diversify beyond the USPS managed inventory program, with non-USPS group revenue growing nearly 20% on a year-over-year basis in 2019, supported by increased activity in commercial parts distribution. Further, within our

Federal Services Group, we experienced an increase in activity with the Army and Air Force throughout the year, while continuing to transition into an increased volume of fixed-price contracts that, on balance, have resulted in improved margin realization for our business.”

“Looking ahead, we intend to formally introduce our multi-year strategic plan to the public when we report first quarter 2020 results,” continued Cuomo. “At that time, we will outline how we intend to redefine our presence in key markets, accelerate organic revenue growth and increase margins, all while generating free cash flow to support investments in new programs and bolt-on acquisitions.”

SEGMENT RESULTS

The following is a commentary of revenues and operating income for the fourth quarter and full year periods ended December 31, 2019 and December 31, 2018:

Aviation Group
VSE Aviation provides parts supply and distribution, supply chain solutions, component and engine accessory repair services supporting global aftermarket commercial, business and general aviation customers through product distribution and maintenance, repair and overhaul (MRO) services.

Aviation Group revenue increased 42% year-over-year to $61.0 million in the fourth quarter 2019, while full-year 2019 group revenue increased 54% year-over-year to $224.5 million. Excluding a $1.9 million earn-out expense attributable to the successful post-acquisition performance of 1st Choice Aerospace, operating income increased $1.2 million or 32% for the fourth quarter and the full year operating income increased 62% to $17.9 million. Aviation Group EBITDA declined 3% year-over-year in the fourth quarter to $5.8 million, due to product and customer mix, while full-year 2019 EBITDA increased 53% to $30.3 million. The year-over-year increase in full-year 2019 operating income was attributable to a combination of contributions resulting from the 1st Choice Aerospace acquisition in January 2019, together with organic growth in global aviation distribution sales.

Supply Chain Management Group
VSE’s Supply Chain Management Group provides parts supply, inventory management, e-commerce fulfillment, logistics, data management and other services to support the United States Postal Service (USPS), United States Department of Defense, and aftermarket commercial high duty-cycle truck and fleet customers.

Supply Chain Management Group revenue increased 2% year-over-year to $53.6 million in the fourth quarter 2019, while full-year 2019 group revenue was essentially flat year-over-year at $214.5 million. Operating income increased 5% year-over-year to $7.4 million in the fourth quarter 2019, while full-year 2019 operating income declined 3% to $29.8 million. Supply Chain Management EBITDA increased 2% year-over-year in the fourth quarter to $10.1 million, while full-year 2019 EBITDA declined 3% to $40.8 million. The decrease in full-year 2019 operating income was mainly attributable to a decline in demand related to the USPS.

Federal Services Group
VSE’s Federal Services Group provides aftermarket refurbishment and sustainment services to extend and maintain the life cycle of military vehicles, ships and aircraft for the U.S. Armed Forces, Federal Agencies and International Military and Defense customers, and provides energy consulting services, healthcare IT and IT data solutions.

Federal Services Group revenue declined 5% year-over-year to $80.6 million in the fourth quarter 2019, while full-year 2019 group revenue declined 7% year-over-year to $313.6 million. Operating income increased 47% year-over-year to $5.2 million in the fourth quarter 2019, while full-year 2019 operating income increased 15% to $18.1 million. Federal Services Group EBITDA increased 28% year-over-year in the fourth quarter to $5.9 million, while full-year 2019 EBITDA increased 5% to $21.1 million. The year-over-year increase in operating income for the fourth quarter and full-year 2019 was related to an improved sales mix resulting from more fixed-price work with government entities.

In 2019, total Federal Services Group bookings declined 29% year-over-year to $228 million, while total funded backlog declined 27% year-over-year to $213 million. The decline in booking and funded backlog was attributable to a combination of minimal new business development activities, together with the loss of a contract. The current management team increased business development staffing and activity in the fourth quarter, and is focused on revitalizing this business, with an emphasis on developing a channel of new customer activity in the current year.

SUBSEQUENT EVENTS

As previously announced on January 30, 2020, VSE entered into a definitive agreement to sell its subsidiary Prime Turbines, LLC to PTB Holdings USA, LLC for $21 million in cash, subject to customary adjustments. This transaction closed on February 26, 2020.

CONFERENCE CALL

A conference call will be held Friday, February 28, 2020 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:        877-407-0789
International Live:     201-689-8562

To listen to a replay of the teleconference, which will be available through March 13, 2020:

Domestic Replay:    844-512-2921
International Replay:     412-317-6671
Conference ID:        13697551

Fourth Quarter and Year-End Results

(in thousands, except per share data)
	Three months ended December 31,			For the years ended December 31,
	2019	2018	% Change	2019	2018	% Change
Revenues	$195,271	$180,996	7.9%	$752,627	$697,218	7.9%
Operating income	$14,813	$13,085	13.2%	$60,257	$54,230	11.1%
Net income	$9,996	$9,243	8.1%	$37,024	$35,080	5.5%
EPS (Diluted)	$0.90	$0.84	7.1%	$3.35	$3.21	4.4%

SEGMENT RESULTS

Fourth Quarter Segment Results
The following is a summary of revenues and operating income for the three- and twelve-month periods ended December 31, 2019 and December 31, 2018:

	Three months ended December 31,			For the years ended December 31,
	2019	2018	% Change	2019	2018	% Change
Revenues:
Aviation Group	$60,993	$42,869	42.3%	$224,546	$145,423	54.4%
Supply Chain Management Group	53,642	52,848	1.5%	214,520	214,809	(0.1)%
Federal Services Group	80,636	85,279	(5.4)%	313,561	336,986	(7.0)%
Total revenues	$195,271	$180,996	7.9%	$752,627	$697,218	7.9%

Operating Income:
Aviation Group	$3,081	$3,785	(18.6)%	$17,901	$11,076	61.6%
Supply Chain Management Group	7,431	7,079	5.0%	29,819	30,626	(2.6)%
Federal Services Group	5,176	3,527	46.8%	18,144	15,797	14.9%
Corporate/unallocated expenses	(875)	(1,306)	(33.0)%	(5,607)	(3,269)	71.5%
Operating Income	$14,813	$13,085	13.2%	$60,257	$54,230	11.1%

Non-GAAP Financial Information

(in thousands)	Three months ended December 31,			For the years ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net Income	$9,996	$9,243	8.1%	$37,024	$35,080	5.5%
Interest Expense	3,568	2,285	56.1%	13,830	8,982	54.0%
Income Taxes	1,249	1,557	(19.8)%	9,403	10,168	(7.5)%
Amortization of Intangible Assets	4,332	4,004	8.2%	19,317	16,017	20.6%
Depreciation and Other Amortization	1,759	2,236	(21.3)%	6,996	9,207	(24.0)%
EBITDA	20,904	19,325	8.2%	86,570	79,454	9.0%
Earn-out adjustment	1,900	—	—%	1,900	—	—%
Acquisition Related and Executive Succession Costs	259	569	—%	2,549	569	—%
Gain on sale of IT Contract	—	—	—%	—	(1,700)	—%
Adjusted EBITDA	$23,063	$19,894	15.9%	$91,019	$78,323	16.2%

The Company reported total capital expenditures in the fourth quarter and full-year 2019 of $2.0 million and $9.7 million, respectively.

Reconciliation of Segment EBITDA to Operating Income

(in thousands)	Three months ended December 31,			For the years ended December 31,
	2019	2018	% Change	2019	2018	% Change
Aviation Group
Operating Income	$3,081	$3,785	(18.6)%	$17,901	$11,076	61.6%
Depreciation and Amortization	2,687	2,183	23.1%	12,385	8,674	42.8%
EBITDA	$5,768	$5,968	(3.4)%	$30,286	$19,750	53.4%

Supply Chain Group
Operating Income	$7,431	$7,079	5.0%	$29,819	$30,626	(2.6)%
Depreciation and Amortization	2,713	2,851	(4.8)%	10,947	11,494	(4.8)%
EBITDA	$10,144	$9,930	2.2%	$40,766	$42,120	(3.2)%

Federal Services Group
Operating Income	$5,176	$3,527	46.8%	$18,144	$15,797	14.9%
Depreciation and Amortization	691	1,072	(35.5)%	2,981	4,364	(31.7)%
EBITDA	$5,867	$4,599	27.6%	$21,125	$20,161	4.8%

NON-GAAP FINANCIAL INFORMATION
The non-GAAP Financial Information set forth in this press release is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider EBITDA a non-GAAP financial measure and an important indicator of performance and useful metric for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. EBITDA, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for executive succession costs, including our CEO and Federal Services Group President transitions and 1st Choice Aerospace acquisition-related costs, and the gain on the sale of an IT contract.

ABOUT VSE CORPORATION

VSE is a global provider of aftermarket distribution and repair services for land, sea and air transportation assets in the public and private sectors. VSE is a recognized leader in delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,”

“seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed or expected to be filed with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Christine Kaineg
(703) 329-3263